Exhibit 10.4

SECOND AMENDMENT TO THE

WORLD FUEL SERVICES CORPORATION

2006 OMNIBUS PLAN

THIS AMENDMENT (the “Amendment”), made on this 23rd day of June, 2008, to the WORLD FUEL SERVICES CORPORATION 2006 OMNIBUS PLAN (the “Plan”), by World Fuel Services Corporation, a Florida corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company did adopt the Plan, effective as of June 20, 2006, for the benefit of its eligible Participants so that the Company could attract, retain, motivate, and reward participants and further align Participant’s interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and

WHEREAS, pursuant to Section VII of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan; and

WHEREAS, the Board amended the Plan on February 26, 2008 pursuant to the First Amendment to the World Fuel Services Corporation 2006 Omnibus Plan; and

WHEREAS, the Board wishes to further amend the Plan to (i) modify the provision relating to Award adjustments on account of certain corporation transactions involving the Company, (ii) establish that awards that are considered to be “non-qualified deferred compensation plans” for purposes of Section 409A of the Code will be subject to the applicable requirements of Section 409A of the Code, including rules regarding the timing of payments and any deferral elections; and (iii) modify the provision relating to acceleration of assumed or substituted equity awards; and has adopted this Amendment and authorized and directed the officers of the Company to execute it on behalf of the Company.

NOW, THEREFORE, effective as of June 3, 2008, the Plan shall be and hereby is amended as follows:

1.	Paragraph (f) of Section 4.2 of the Plan is hereby amended to read as follows:

“(f) In the event of any transaction that constitutes an “equity restructuring” under the Statement of Financial Accounting Standards 123R, as amended (“FAS123R”), such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, non-recurring cash dividend, the Committee shall adjust each Award, in such manner as the Committee shall determine, to equalize the fair value of the Award before and after any such equity restructuring, if and to the extent that such adjustment is required to avoid any incremental compensation cost with respect to the Award under FAS123R or other applicable financial accounting principles. In addition, in the event of any equity restructuring or any other corporate action (including any merger, consolidation, combination, or exchange of shares), the Committee may make such other adjustments to outstanding Awards (and to any limitations on the number or kind of Awards that may be granted under the Plan in the future) to preserve the benefits or potential benefits of the Awards. Action by the Committee may include, to the extent that the Committee determines to be appropriate: (i) adjustment to the number or kind of shares which may be delivered under the Plan, including but not limited to, increases in the limitations set forth in subsection (b) above and paragraphs (i) and (v) of subsection (e) above; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.”

2.	Section 6.7 of the Plan is hereby amended in its entirety to read as follows:

“Code Section 409A

(a) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(i) Payments under the Section 409A Plan may not be made earlier than (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation”, or (z) the occurrence of an “unforeseeable emergency”;

(ii) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(iii) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(iv) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the words and phrases in quotations in this Section 6.7 shall be defined in the same manner as those words and phrases are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(b) Any Award agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. Further, in the event that the Plan, any Award agreement or any Award shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Committee nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.”

3.	Paragraph (d) of Section 5.1 of the Plan is hereby amended to read as follows:

“(d) Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for an Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Other Stock-Based Award or Performance Share Award, then each outstanding Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, or Other Stock-Based Award or Performance Share Award that is assumed or substituted for shall not be accelerated as described in Sections 5.1(a) (b), or (c) unless the award agreement relating to such Award or the employment agreement expressly states that such acceleration shall occur notwithstanding any such assumption or substitution. For the purposes of this Section 5.1(d), an Option, SAR, Restricted Stock Award, Restricted Stock Unit, Other Stock-Based Award or Performance Share Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each share of Stock subject to the Option, SAR, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award or Performance Share Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Other Stock-Based Award or Performance Share Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of

Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.”

4.	In all other respects, the Plan shall remain unchanged by the Amendment.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Company on the day and year first above written.

WORLD FUEL SERVICES CORPORATION, a Florida corporation

By:	/s/ Paul H. Stebbins
Paul H. Stebbins
Chief Executive Officer

4